Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Announces Earnings Call and Loss for First Quarter 2018

Lyndhurst, NJ April 9, 2018: CCA Industries, Inc. (NYSE AMERICAN: “CAW”) announced today that it will be posting a loss for the first quarter of fiscal 2018. The Company will be issuing its first quarter 2018 results on Monday, April 16, 2018. The loss was due to the following events:

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Changes in the tax law that were enacted effective January 1, 2018 lowered the Company's effective tax rate from approximately 36% to 24% resulting in the Company revaluing its deferred tax assets. The change in the effective tax rate resulted in the Company recording an additional tax expense of approximately $3,150,000 in the first quarter of fiscal 2018. This tax expense is a non-cash item and will not have any effect on the Company's current cash flow.

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The Company moved its master broker sales representation to Advantage Sales and Marketing ("Advantage"), effective January 15, 2018. In conjunction with that, the Company also moved its warehousing operations to Casestack, Inc., effective January 15, 2018. The warehouse was formerly located in a GEODIS facility in Plainfield, Indiana. The Casestack, Inc. warehouse is located outside of Scranton, Pennsylvania. The Company believes that this change allows the Company to regain and increase lost distribution. However, the move did result in decreased order fulfillment during the month of January 2018. Order fulfillment is back to normal levels as of March 1, 2018.

•	Additional charges during the first quarter of fiscal 2018 due to moving its offices to a smaller facility in December 2017 and sub-leasing the old facility.

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Entering into a new credit agreement with PNC Bank, National Association on February 5, 2018, and paying off the balance of the revolving loan with its previous lender, CNH Finance Fund I, L.P., resulting in a write-off of the balance of deferred financing fees incurred with the CNH facility and incurring incremental termination charges.

Lance T. Funston, the Company’s Chief Executive Officer commented, “After eight quarters of consistent profit, it is disappointing to report a loss for the first quarter of fiscal 2018. Clearly the events that led to the loss are not usual in nature and I believe will strengthen performance in the future.”

The Company also announced that it would hold its earnings call for the first quarter 2018, which ended February 28, 2018. The earnings call will take place on Tuesday, April 17, 2018 at 2:30pm EDST. All current and prospective investors are invited to attend. The call in number is (866) 393-4306. The earnings call may also be accessed through a live audio web cast at:
https://event.on24.com/wcc/r/1627717/597D477AFA219F0558D5831ECF2157F9
Further information may also be found on the Company’s investor web site: www.ccainvestor.com

The call will be led by Lance T. Funston and Stephen A. Heit, the Company’s Chief Financial Officer. The Company’s officers will be discussing the financial results for the quarter, the Company’s marketing and product sales plans, as well as the Company’s financial position. The investor call will be recorded and posted on the Company’s investor web site www.ccainvestor.com.
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products and “Porcelana” skin care products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.